Exhibit 99.1

NEWS RELEASE

Contact: Michele Long Senior Director – Communications Phone (610) 251-1000 mmlong@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations and Controller Phone (610) 251-1000 tquigley@triumphgroup.com

Triumph Group Completes Multisite Aerostructures Divestiture

BERWYN, Pa. – May 10, 2021 – Triumph Group [NYSE:TGI] announced today the completion of sale for three of its Aerostructures sites to Arlington Capital Partners. The transaction was effective May 7, 2021 and includes the Triumph Composites business consisting of the Milledgeville, Georgia and Rayong Thailand operations, as well as its structures operations in Red Oak, Texas. Combined, the businesses encompass approximately 1.8 million square feet of factory space and employ approximately 900 people.

The Triumph Composites businesses provide structural and engine composite fabrications and assemblies across commercial, business jet, and defense platforms. The Red Oak operations specializes in the manufacture of large, complex composite and metallic structures such as wing, empennage, and fuselage assemblies.

Arlington Capital Partners plans to continue operations at all three locations under the business name Qarbon Aerospace and will maintain the leadership and employees currently supporting the business.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about Triumph can be found on the company’s website at www.triumphgroup.com.

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